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                                                                    EXHIBIT 99.3


HORIZON MEDICAL PRODUCTS FORESEES IMPROVED MARGINS, MARKET SHARE AND RETURN TO PROFITABILITY IN 2001 AS A RESULT OF PROFIT IMPROVEMENT PROGRAM

Reports Year-2000 Loss, Reflecting Inventory Write-Off and Other De-Leveraging, as Focus Shifts From Acquisitions to Developing Proprietary Products

ATLANTA, April 3 /PRNewswire/ -- HMP -- Horizon Medical Products, Inc. (Amex:
HMP) today announced a broad-reaching program designed to maximize shareholder value by returning the Company to profitability and increasing sales, overall margins and market share. According to the Company, these actions cap a yearlong effort to redirect HMP and improve its operations.

This effort includes the completion of the following:

* Entering into an agreement with Bank of America to address the existing default and to amend the payment schedule in 2001 under the Company's credit facility.

* The sale of the Company's Ideas for Medicine product line, allowing HMP to focus on higher-growth product lines.

* The appointment, to be announced shortly, of a new Chief Operating Officer with strong medical engineering and developmental skills, to manage HMP's new and future technology-driven product lines.

* Streamlining manufacturing facilities to eliminate excess capacity and inventory while reducing fixed costs. The Company will switch exclusively to in-house manufacturing of vascular access ports by August 1, and all other product lines by December 31, to further enhance manufacturing efficiencies. Complimenting this change will be a major reduction in SKUs.

* Rolling out a comprehensive line of vascular access ports, based on the Company's Vortex(TM) technology, by the end of the third quarter. Accompanying this will be a change in our commission-based sales strategy to favor increased sales and sales prices of these higher-margin products.

Separately, HMP reported a loss of $18.53 million, ($1.39) per diluted share for the fourth quarter ended December 31, 2000, compared to a loss of $261,000, ($0.02) cents per diluted share, in the year-ago period. Net sales fell 24% to $13.8 million from $18.2 million in the year-ago period, reflecting a one-time shipping adjustment to customers to rationalize inventories in anticipation of new products.

Reflecting a total of more than $20 million in aforementioned restructuring costs, HMP said it posted a year-2000 loss of $19.8 million, ($1.48) per diluted share, compared with net income of $1.67 million, 12 cents per diluted share, in 1999. Net sales fell 16% to $63.3 million. Shares outstanding remained unchanged at 13.4 million.

Marshall B. Hunt, HMP's Chairman and CEO, said, "This year, we anticipate improved earnings visibility as a result of our enriched product mix, demonstrating the synergy we've always expected from the several medical device companies acquired since we went public in 1998.

"We also expect improved earnings visibility in 2001 as a result of completed asset sales, inventory write-downs, consolidation, substantial cuts in selling, general and administrative expenses, and other actions related to our strategic refocus," Mr. Hunt said. "The sale of our Ideas for Medicine assets to Vascutech, Inc. and our agreement with Bank of America, both announced yesterday, continue down this path."


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In its Form 10-K filed yesterday with the Securities and Exchange Commission,
HMP posted 4th-quarter, 2000 and whole-year results that also reflect system upgrades and the write-down of goodwill and write-off of obsolete inventories. "The restructuring plan and strategies for the Company's turnaround are now in place," Mr. Hunt said.

"Horizon Medical Products has transformed its strategy from growth via acquisition to growth via product development," he added. "Our shift in emphasis to higher-margin proprietary products from our broader line of medical devices should bring about an important improvement in the Company's results. We also expect to see an improvement in customer service from some of our changes, such as the reduction in SKUs.

"These latest efforts will conclude the challenging transition period that began last year under the leadership of Dick Redden, interim CEO of HMP and president and chief operating officer of The Osnos Group, a New York-based turnaround specialist," Mr. Hunt said. The Osnos Group will continue to advise HMP management through the end of 2001.

Mr. Redden noted that "HMP is now a major cash generator with significant resources, the most important being its people and its proprietary products." Messrs. Hunt and Redden stated that HMP is, in their opinion, better positioned than ever for future growth and profitability.

As an example, Mr. Hunt cited the successful April 1 introduction of the Lifeport VTX(TM) Titanium Port, the first of the Company's new line of vascular access ports to combine Vortex(TM) Technology with proprietary features of existing models.

"Going forward, we expect that adding Vortex(TM) Technology to several other brands will leverage our pricing power and will ultimately earn us the leading market share in vascular access ports, our biggest product line," he said. "Last year, our customers supported a significant price increase in ports, despite a highly competitive pricing environment. We expect an additional increase in 2001."

In another example of HMP's shift to higher-margin proprietary product development, the Company plans to launch a new hemodialysis catheter in the fourth quarter, based on its patented Circle-C(TM) technology, that will have highest flow rate yet available in such a product.

ABOUT HORIZON

Horizon Medical Products, Inc. headquartered in Atlanta, is a specialty medical device company focused on manufacturing and marketing vascular access products. The Company's oncology product lines include implantable ports, tunneled central venous catheters and stem-cell transplant catheters used primarily in cancer treatment protocols. The Company also markets a complete line of acute and chronic dialysis catheters.

Vortex(TM) Technology, which was introduced by Horizon Medical Products in March 2000, refers to the swirling blood flow produced by a uniquely rounded reservoir design and tangential outlet that virtually eliminates thrombosis, or the buildup of sludge from blood and drug byproducts, in the port reservoir, and reduces certain complications that require additional surgery.

SAFE HARBOR: Certain statements and information included herein may constitute "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation reform Act of 1995. The forward-looking statements are based on current expectations and may be significantly impacted by certain risks and uncertainties described herein and various documents filed by the Company with the US Securities and Exchange Commission, including but not limited to the


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Company's Prospectus on Form S-1 and the Company's Annual Report on Form 10-K
for the year ended December 31, 2000. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

The Company will hold a conference call to discuss its fourth quarter year-end results and broad-reaching profit improvement program today at 11 am EDT (8 AM
PDT). Shareholders and analysts are invited to participate, using the following numbers:

Phone (Domestic):       (800) 388-8975
Phone (International):  (973) 694-2225

If you are unable to participate, a replay will be available through March 11, 2001 by calling:

Phone (Domestic):       (800) 428-6051
Phone (International):  (973) 709-2089
Pass-code:              175608

For further information, please contact: Fred Biddle and Roger Gillott, Members of the Firm, or Nancy Peck, Associate, of Sitrick and Company, 310-778-2850, for Horizon Medical Products, Inc.

CORPORATE WEBSITE:  http://www.hmpvascular.com.